EXHIBIT 10.1

AMENDED STANDSTILL AGREEMENT

AGREEMENT made as of this 13th day of November, 2007, by and between Hillside Capital Incorporated (“Hillside”), a Delaware corporation, and Ampex Corporation, a Delaware corporation, and the Ampex Group1 (Ampex Corporation and the Ampex Group, collectively, “Ampex,” and, together with Hillside, the “Parties”).

WHEREAS, Ampex (i) requested on July 5, 2007 that Hillside fund the July 13, 2007 Required Contribution, which Required Contribution Hillside paid on July 13, 2007, and (ii) did not make the Required Contributions due on September 14, 2007 or October 15, 2007, which Required Contribution Hillside paid on September 14, 2007 and October 12, 2007, respectively;

WHEREAS, on July 13, 2007, Hillside officially notified Ampex by letter that Ampex was in default in the performance of its obligations pursuant to the Agreement (the “Default Notice”) and further notified Ampex that if it failed to cure its alleged breach of this obligation within ten days of delivery of the Default Notice, Hillside would thereafter be entitled to declare an event of default with respect to the Notes pursuant to section 3.4(c) of the Agreement (“Event of Default”);

WHEREAS, Ampex disputes that an Event of Default has occurred;

WHEREAS, Hillside is prepared to exercise its remedies pursuant to the Agreement, including but not limited to accelerating the Notes, and is prepared to commence litigation against Ampex immediately for breach of the Agreement and other causes of action;

WHEREAS, Hillside and Ampex previously entered into a Standstill Agreement on September 12, 2007 (the “Original Standstill Agreement”), which Original Standstill Agreement remains in force and effect through and including November 15, 2007; and

WHEREAS, the Parties desire to maintain the status quo for a limited time to permit the Parties to negotiate a restructuring plan.

NOW, THEREFORE, the Parties hereby agree that:

1.	This Agreement shall be in force and effect from the date of execution through January 15, 2008, unless (a) terminated by the Parties or (b) extended by the Parties as provided herein (as may be modified as provided herein or on written agreement of the Parties, the “Amended Standstill Period”).

2.	During the Amended Standstill Period, the Parties shall negotiate in good faith to document the restructuring of the Notes.

[1]

Capitalized terms used herein but not otherwise defined are shall have the meanings ascribed to such terms in the certain agreement among Hillside and Ampex, among others, dated December 1, 1994 (the “Hillside-Ampex Agreement”).

3.	As long as the Amended Standstill Period has not been terminated, Hillside will make any Required Contributions due during the Amended Standstill Period.

4.	All interest and principal payments that become due on the Notes during the Amended Standstill Period shall be deferred during the Amended Standstill Period. For the avoidance of doubt, all interest and principal payments deferred during the Amended Standstill Period will be payable in cash at the earlier of the execution of the definitive agreements or expiration of the Amended Standstill Period.

5.	Hillside will not declare an Event of Default for Ampex’s failure to cure the July 13, 2007 Default Notice and will not provide notices of event of default for failure by Ampex to make the Required Contributions made by Hillside during the Amended Standstill Period as long as the Amended Standstill Period remains in effect.

6.	During the Amended Standstill Period, Ampex shall not directly or indirectly engage in, obtain Board approval, agree to or consummate any transaction outside the ordinary course of its business (other than the restructuring contemplated herein). Except as provided in paragraph 9 of this Agreement, absent the prior written consent of Hillside, Ampex is prohibited from taking any action outside of the ordinary course of its business during the Amended Standstill Period, including, but not limited to, (i) incurring additional debt, (ii) refinancing existing debt, (iii) granting or suffering liens or security interests (other than those that exist on the date hereof), (iv) transferring, encumbering, leasing, licensing, or selling any assets, (v) authorizing or paying any dividends or distributions of any assets or property to holders of equity in Ampex, (vi) entering into or amending and agreement with a subsidiary or an affiliate of Ampex; (vii) entering into or amending any employment contract or establishing or amending any severance, retention, bonus or similar program, (viii) entering into or amending any material contract for consulting, advisory or banking services, or (ix) taking any other action that could negatively affect Hillside’s position as a creditor. For the avoidance of doubt, ordinary course, arm’s length licensing of Ampex’s intellectual property to unaffiliated third parties is not prohibited by this Agreement.

7.	Ampex shall provide such financial information as may be reasonably requested by Hillside, including without limitation a weekly cash report showing the Company’s current cash position by legal entity.

8.	During the Amended Standstill Period, Ampex shall provide Hillside and its advisors/consultants reasonable access to documentation and persons requested by Hillside and its advisors/consultants and shall provide reasonable cooperation to Hillside to investigate Ampex’s financial condition and, where appropriate, develop operational, financial and other strategies.

9.	Ampex has advised Hillside of its intent to engage Commercial Strategy, LLC, as a consultant, at Ampex’s expense; such engagement shall continue during the Amended Standstill Period.

10.

Hillside may terminate the Amended Standstill Period at any time if, in the sole judgment of Hillside, the Parties have stopped making progress toward a definitive agreement regarding a restructuring plan, by providing Ampex with written notice of its intention to terminate the Amended Standstill Period, which notice shall be served by facsimile and overnight courier upon Ampex’s counsel, Willkie Farr Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 (attn: Matthew A. Feldman, Esq. and Rachel Strickland, Esq.), facsimile 212-728-8111. Ampex may terminate the Amended Standstill Period at any time if, in the sole judgment of Ampex, the Parties have stopped making progress toward a definitive agreement regarding a restructuring plan, by providing Hillside with written notice of its intention to terminate the Amended Standstill Period, which notice shall be served by facsimile and overnight courier upon Hillside’s counsel, Milbank, Tweed, Hadley & McCloy LLP, 1850 K Street, N.W., Washington, D.C. 20006 (attn: Andrew M. Leblanc, Esq. and Jessica Fink, Esq.), facsimile 202-263-7574. The termination of the Amended Standstill Period shall become effective two (2) business days after service of the notice of termination contemplated by this Paragraph 10.

11.	During the Amended Standstill Period, Ampex and Hillside agree that they shall not commence any legal proceedings or take any other legal action against the other party.

12.	For seven (7) days after the termination of the Amended Standstill Period (the “Hillside Exclusive Period”), whether by expiration by its terms or by election of either Ampex or Hillside, Hillside shall have the exclusive right to commence any proceedings or take any other legal action against Ampex, and during the Hillside Exclusive Period, Ampex shall not be permitted to commence any proceedings or take any other legal action against Hillside. After the Hillside Exclusive Period, there shall be no restriction on the right of the Parties to commence any proceedings or take any other legal action against the other party. For the avoidance of doubt, it is the intention of the Parties that Hillside has the right to commence litigation against Ampex upon termination of the Amended Standstill Period before Ampex can commence litigation against Hillside.

13.	If in the judgment of Hillside the Parties are making progress toward achieving a restructuring plan, the Parties may extend the Amended Standstill Period for thirty (30) days upon the written agreement of Hillside, which written agreement may be made by Hillside’s counsel to counsel for Ampex, whether by letter, email or facsimile.

14.	In any litigation between the parties, Ampex shall not use the existence of this Agreement as evidence or an admission for any purpose whatsoever, including without limitation as part of a laches, estoppel or waiver argument against Hillside.

15.	The parties hereto represent and warrant to each other that the signatories to this Agreement are authorized to execute this Agreement on behalf of the parties on whose behalf they are executing; that each has full power and authority to enter into this Agreement; that this Agreement is duly executed and delivered, and constitutes a valid, binding agreement in accordance with its terms.

16.	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof. All representations, warranties, promises, inducements, or statements of intention made by Hillside and Ampex are embodied in this Agreement, and neither Hillside nor Ampex shall be bound by, or liable for, any alleged representation, warranty, inducement, or statement of intention that is not expressly embodied herein.

17.	This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

HILLSIDE CAPITAL INCORPORATED

By:	/s/ Donald L. Hawks, III
	Name:	Donald L. Hawks, III
	Title:	Managing Director

AMPEX CORPORATION

By:	/s/ Joel D. Talcott
	Name:	Joel D. Talcott
	Title:	Vice President